Date:	June 2, 2011
For Release:	Immediate
Contact:	Investor Contact:
	Gary J. Morgan,	Joseph Hassett, SVP
	Senior Vice President of Finance, CFO	Gregory FCA Communications
	215-723-6751	610-228-2110

Met-Pro Corporation Announces First Quarter Financial Results

Harleysville, PA, June 2, 2011 – Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced the Company’s financial results for the first quarter ended April 30, 2011.

Net sales for the first quarter ended April 30, 2011 were $23.4 million, the highest first quarter net sales in the Company’s history, and up 5% from $22.3 million for the same quarter last year. Net income totaled $1.4 million and diluted earnings per share were $0.10 for the first quarter compared with net income of $1.4 million and diluted earnings per share of $0.10 for the same period last year.

New order bookings for the first quarter were up 15% to $25.5 million compared with $22.2 million for the first quarter last year. As a result, the Company’s backlog of orders as of April 30, 2011 totaled $20.1 million compared with $17.3 million last year, an increase of 16%. Substantially all of the April 30, 2011 backlog is expected to be shipped during the current fiscal year.

“We are pleased to have sustained our recent trend of year-over-year quarterly revenue growth, with the best revenue first quarter in the Company’s history,” stated De Hont. “Gross margins in the quarter were 34.4%, continuing to track toward the high end of our historical range, although somewhat off from the comparable year ago quarter primarily due to product mix, higher commodity costs, and some temporary softness in our Product Recovery/Pollution Control Technologies segment resulting from the lagging effect of delays in the timing of customer orders for several large projects. To offset the rising commodity costs, we have taken certain measures including product price increases and improved purchasing practices. New order bookings during the first quarter included several large orders for our Product Recovery/Pollution Control Technologies segment, which together with steady quotation activity are encouraging signs of an impending rebound in our large project business.

“During the first quarter, we continued to invest in our growth initiatives, adding a Business Development Manager in China and accelerating the incorporation of our new South American subsidiary. Both of these investments should improve our competitive profile throughout these rapidly industrializing markets, creating strong demand for a broad range of Met-Pro products. Cash was $29.4 million at the end of the quarter, down somewhat from recent levels mainly due to the Company electing to contribute $2.9 million to our salary and hourly pension plans. We expect that this contribution will improve the funded status of the pension plans and, along with the accrual of future benefits being frozen, improve our risk profile. The momentum in new order bookings, in combination with our steady quotation activity, gives us continued optimism about our future prospects.”

On March 17, 2011, the Company paid a quarterly dividend of $0.066 per share to shareholders of record at the close of business on March 3, 2011. In addition, the Board of Directors, at their meeting on March 30, 2011, declared a quarterly dividend of $0.066 per share payable June 15, 2011 to shareholders of record at the close of business on June 1, 2011. This is the thirty-sixth consecutive year that Met-Pro Corporation has paid either a cash or stock dividend.

Mr. De Hont and Gary J. Morgan, Senior Vice President of Finance and Chief Financial Officer, will hold a conference call for investors today, June 2, 2011, at 11:00 AM (Eastern). Met-Pro’s earnings release and the accompanying financial supplement, which includes significant financial information to be discussed during the conference call, will be available on Met-Pro’s Investor Relations website at www.met-pro.com/html/invrel.htm prior to the beginning of the conference call.

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Met-Pro Corporation/Page 2

Interested persons who wish to hear the live webcast should go to the Met-Pro Corporation website prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling the US/Canada Dial-In # 877-818-7738 or the International Dial-In # 706-643-9333 (conference ID 65875614) at 10:55 AM (Eastern) today. A taped replay of the conference call will be available within two hours of the conclusion of the call and until June 16, 2011. To access the taped replay, call the US/Canada Dial-In # 800-642-1687 or the International Dial-In # 706-645-9291 and enter conference ID 65875614.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, is a leading niche-oriented global provider of product recovery, pollution control and fluid handling solutions. The Company’s diverse and synergistic solutions and products address the world’s growing need to meet more stringent emission regulations, reduce energy consumption and employ green technology. Through its global sales organization, internationally recognized brands, and operations in the United States, Canada, Europe and The People's Republic of China, Met-Pro’s solutions, products and systems are sold to a well-diversified cross-section of customers and markets around the world. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this news release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company), contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, goodwill impairment, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s website at www.met-pro.com.

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Met-Pro Corporation
Consolidated Statements of Income
(unaudited)

	Three Months Ended April 30,
	2011	2010
Net sales	$23,429,903	$22,277,077
Cost of goods sold	15,371,698	14,295,538
Gross profit	8,058,205	7,981,539

Operating expenses
Selling	2,916,126	2,932,897
General and administrative	3,059,103	2,945,602
	5,975,229	5,878,499
Income from operations	2,082,976	2,103,040

Interest expense	(48,801)	(82,510)
Other income, net	105,986	117,468
Income before taxes	2,140,161	2,137,998

Provision for taxes	727,654	726,920

Net income	$1,412,507	$1,411,078

Basic earnings per share	$.10	$.10
Diluted earnings per share	$.10	$.10

Average common shares outstanding:
Basic shares	14,659,117	14,619,000
Diluted shares	14,841,720	14,693,035

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Met-Pro Corporation
Consolidated Balance Sheets

	April 30,	January 31,
	2011	2011
Assets	(unaudited)
Current assets
Cash and cash equivalents	$29,366,309	$32,400,814
Short-term investments	497,155	497,155
Accounts receivable, net of allowance for
doubtful accounts of approximately
$463,000 and $444,000, respectively	17,119,493	15,311,322
Inventories	16,045,351	15,474,430
Prepaid expenses, deposits and other current assets	1,602,533	1,578,176
Deferred income taxes	84,698	84,155
Total current assets	64,715,539	65,346,052

Property, plant and equipment, net	19,904,798	19,863,031
Goodwill	20,798,913	20,798,913
Other assets	2,056,720	2,038,332
Total assets	$107,475,970	$108,046,328

Liabilities and shareholders’ equity
Current liabilities
Current portion of debt	$949,149	$532,540
Accounts payable	5,746,014	4,864,724
Accrued salaries, wages and benefits	1,171,483	1,650,314
Other accrued expenses	2,707,142	2,286,043
Dividend payable	967,529	967,445
Customers’ advances	856,184	907,107
Total current liabilities	12,397,501	11,208,173

Long-term debt	2,934,671	3,011,988
Accrued pension retirement benefits	3,776,785	6,553,262
Other non-current liabilities	54,744	54,195
Deferred income taxes	2,746,780	2,745,786
Total liabilities	21,910,481	23,573,404

Shareholders’ equity
Common shares, $.10 par value; 36,000,000 shares
authorized, 15,928,679 shares issued, of which
1,269,134 and 1,270,417 shares were reacquired
and held in treasury at the respective dates	1,592,868	1,592,868
Additional paid-in capital	3,629,575	3,448,249
Retained earnings	93,558,225	93,113,247
Accumulated other comprehensive loss	(2,734,006)	(3,201,767)
Treasury shares, at cost	(10,481,173)	(10,479,673)
Total shareholders’ equity	85,565,489	84,472,924
Total liabilities and shareholders’ equity	$107,475,970	$108,046,328

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Met-Pro Corporation
Consolidated Business Segment Data
(unaudited)

	Three Months Ended April 30,
	2011	2010
Net sales
Product Recovery/Pollution Control Technologies	$8,331,972	$11,013,225
Fluid Handling Technologies	9,553,104	6,530,571
Mefiag Filtration Technologies	3,139,917	2,434,249
Filtration/Purification Technologies	2,404,910	2,299,032
	$23,429,903	$22,277,077

Income (loss) from operations
Product Recovery/Pollution Control Technologies	($480,285)	$516,161
Fluid Handling Technologies	2,240,696	1,288,796
Mefiag Filtration Technologies	221,472	206,519
Filtration/Purification Technologies	101,093	91,564
	$2,082,976	$2,103,040

	April 30,	January 31,
	2011	2011
Identifiable assets
Product Recovery/Pollution Control Technologies	$33,147,390	$34,003,251
Fluid Handling Technologies	20,072,721	18,114,257
Mefiag Filtration Technologies	14,193,775	12,814,143
Filtration/Purification Technologies	8,235,261	8,369,385
	75,649,147	73,301,036
Corporate	31,826,823	34,745,292
	$107,475,970	$108,046,328

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Met-Pro Corporation
Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended April 30,
	2011	2010
Cash flows from operating activities
Net income	$1,412,507	$1,411,078
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	481,932	445,252
Deferred income taxes	(606)	(597)
Stock-based compensation	179,826	161,472
Allowance for doubtful accounts	19,215	(18,557)
Changes in operating assets and liabilities:
Accounts receivable	(1,636,920)	(1,556,207)
Inventories	(388,008)	395,944
Prepaid expenses, deposits and other assets	(38,705)	250,155
Accounts payable and accrued expenses	687,771	1,608,371
Customers’ advances	(52,906)	(511,077)
Accrued pension retirement benefits	(2,776,476)	112,894
Other non-current liabilities	549	549

Net cash provided by (used in) operating activities	(2,111,821)	2,299,277

Cash flows from investing activities
Acquisitions of property and equipment	(235,679)	(210,475)

Net cash used in investing activities	(235,679)	(210,475)

Cash flows from financing activities
Proceeds from new borrowings	407,731	–
Reduction of debt	(123,023)	(132,845)
Exercise of stock options	42,800	212,744
Payment of dividends	(967,445)	(877,021)
Purchase of treasury shares	(42,800)	(226,666)

Net cash used in financing activities	(682,737)	(1,023,788)
Effect of exchange rate changes on cash	(4,268)	4,421

Net increase (decrease) in cash and cash equivalents	(3,034,505)	1,069,435

Cash and cash equivalents at February 1	32,400,814	30,662,104

Cash and cash equivalents at April 30	$29,366,309	$31,731,539

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